Exhibit 10.3

CHIEF EXECUTIVE OFFICER

CONFIDENTIALITY, INTELLECTUAL PROPERTY, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

This Chief Executive Officer Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (“Agreement”) is made by and between Zimmer Biomet Holdings, Inc., a corporation having its principal headquarters in Warsaw, Indiana, and Bryan C. Hanson (“Executive”).

Recitals

A. For purposes of this Agreement, the term “Company” means Zimmer Biomet Holdings, Inc. and/or any or each of its affiliates or direct or indirect subsidiaries (including but not limited to Zimmer, Inc., Zimmer US, Inc., Biomet, Inc. and its and their affiliates, parents or direct or indirect subsidiaries), as well as any successor-in-interest to Zimmer Biomet Holdings, Inc. and/or to any of its direct or indirect subsidiaries or affiliates.

B. Executive is being employed by Company as its Chief Executive Officer, in which capacity Executive has or will have extensive access to trade secrets and confidential information of Company, and/or is being offered certain equity incentives.

C. Company has offered Executive employment and/or other valuable consideration, including without limitation equity incentives, contingent upon Executive’s entering into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree to be legally bound as follows:

1. Acknowledgements. Executive acknowledges that Company is engaged in the highly competitive business of the development, manufacture, distribution, and sale of orthopedic- and musculoskeletal-related medical and surgical devices, products, and services, including but not limited to hip, knee, trauma, extremities, craniomaxillofacial, thoracic, dental rehabilitation, spine, microfixation, bone healing, bone cement, surgical, sports medicine, orthopedic diagnostic (including unique diagnostic products developed for or by Company) and/or biologics devices, products, processes and services, and that Executive serves or will serve in an executive capacity for Company and in that capacity Executive will have access to and will gain knowledge of substantial trade secrets and confidential information of Company.

2. Non-Disclosure and Ownership of Confidential Information. Executive acknowledges that Confidential Information is a valuable, special, and unique asset of Company, and solely the property of Company, and agrees to the following; provided, however, that this policy does not, in any manner, prevent Executive from filing a complaint with, providing information to, or participating in an investigation conducted by, the Securities and Exchange Commission, the United States Equal Opportunity Commission or any other governmental or law enforcement agency.

(a) Confidential Information Defined. The term “Confidential Information” includes, but is not limited to, any and all of Company’s trade secrets, confidential and proprietary information and all other information and data of Company that is not generally known to the public or other third parties who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical training methods, and research and development information; confidential business methods and processes; business plans and strategies; marketing plans and strategies; non-public financial information including budgets, sales data, sales forecasts, sales quotas, and information regarding profits or losses; office optimization and logistics information; information pertaining to current and prospective customers; information pertaining to distributors and sales structures; pricing information; discount schedules; costing information; personnel information; compensation structure, schedules and plans; and information about current and prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work product created by Executive in rendering services for Company.

(b) Non-Disclosure of Confidential Information. During Executive’s employment with Company and thereafter, Executive will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than( i) disclosure to authorized employees and agents of Company who are bound to maintain the confidentiality of the Confidential Information; (ii) for authorized purposes during the course of Executive’s employment in furtherance of Company’s business; and/or (iii) as specifically allowed or required under applicable law. Executive’s non-disclosure obligations shall continue as long as the Confidential Information remains confidential and shall not apply to information that becomes generally known to the public through no fault or action of Executive. The Federal Defend Trade Secrets Act provides that individuals may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and the individual does not disclose the trade secret except pursuant to a court order.

(c) Protection of Confidential Information. Executive will notify Company in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Executive will use Executive’s best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Executive will implement and abide by all procedures adopted by Company to prevent unauthorized disclosure, transfer, or use of Confidential Information. Notwithstanding the above requirements, nothing in this Agreement shall restrict Executive’s right to make disclosures specifically allowed or required under applicable law.

3. Ownership of Intellectual Property.

(a) Invention Defined. The term “Invention” includes, but is not limited to ideas, programs, processes, systems, intellectual property, works of authorship, copyrightable materials, discoveries, and/or improvements which Executive discovers, invents, originates, develops, makes, authors, or conceives alone or in conjunction with others during Executive’s employment with Company and/or within six (6) months after Executive’s employment ends which relate to Company’s present or future business. An Invention is covered by this Agreement regardless of whether (i) Executive conceived of the Invention in the scope of Executive’s employment; (ii) the Invention is patentable; or (iii) Company takes any action to commercialize or develop the Invention.

(b) Ownership of Inventions. Inventions are solely the property of Company. Executive agrees that by operation of law and/or the effect of this Agreement Executive does not have any rights, title, or interest in any Inventions. Notwithstanding, Executive may be recognized as the inventor of an Invention without retaining any other rights associated therewith.

(c) Disclosure and Assignment of Inventions. Executive hereby assigns to Company all right, title and interest Executive may have in any Inventions that are discovered, invented, originated, developed, made, authored, or conceived by Executive (whether alone or with others) during Executive’s employment with Company and/or within six (6) months after Executive’s employment ends which relate to Company’s present or future business. Executive agrees to: (i) promptly disclose all such Inventions in writing to Company; (ii) keep complete and accurate records of all such Inventions, which records shall be Company property and shall be retained on Company premises; and (iii) execute such documents and do such other acts as may be necessary in the opinion of Company to establish and preserve Company’s property rights in all such Inventions. This section shall not apply to any Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Executive’s own time, and (1) which does not relate (a) directly to the business of Company, or (b) to Company’s actual or demonstrably anticipated research or development, and (2) which does not result from any work performed by Executive for Company.

(d) Works of Authorship. All written, graphic or recorded material and all other works of authorship fixed in a tangible medium of expression made or created by Executive, solely or jointly with others, during Executive’s employment with Company and relating to Company’s business, actual or contemplated, shall be the exclusive property of Company (collectively “Works”). Company will have the exclusive right to copyright such Works. Executive agrees that if any Work created while employed by Company, whether or not created at the direction of Company, is copyrightable, such Work will be a “work made for hire,” as that term is defined in the copyright laws of the United States. If, for any reason, any copyrightable Works created by Executive are excluded from that definition, Executive hereby assigns and conveys to Company all right, title and interest (including any copyright and renewals) in such Works.

(e) Attribution and Use of Works and Inventions; Waiver of Assertion of “Moral” Rights in Inventions and Works. Executive agrees that Company and its licensees are not required to designate Executive as author, inventor or developer of any Works or Inventions when distributed or otherwise. Executive hereby waives, and agrees not to assert, any “moral” rights in any Inventions and Works. Executive agrees that Company and its licensees shall have sole discretion with regard to how and for what purposes any Inventions or Works are used or distributed.

(f) Executive Cooperation in Establishment of Company Proprietary Rights. Executive will sign documents of assignment, declarations and other documents and take all other actions reasonably required by Company, at Company’s expense, to perfect and enforce any of its proprietary rights. In the event Company is unable, for any reason whatsoever, to secure Executive’s signature to any lawful or necessary documents required to apply for, prosecute, perfect, or assign any United States or foreign application for Letters Patent, trademark, copyright registration, or other filing to protect any Invention or Work, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf, to execute and file any such application, registration or other filing, and to do all other lawfully permitted acts to further the prosecution, issuance or assignment of Letters Patent or other protections on such Inventions, or registrations for trademark or copyright or other protections on such Works, with the same force and effect as if executed by Executive.

4. Return of Confidential Information and Company Property. Immediately upon termination of Executive’s employment with Company, Executive shall return to Company all of Company’s property relating to Company’s business, including without limitation all of Company’s property which is in the possession, custody, or control of Executive such as Confidential Information, documents, hard copy files, copies of documents and electronic information/files, and equipment (e.g., computers and mobile phones).

5. Obligations to Other Entities or Persons. Executive warrants that Executive is not bound by the terms of a confidentiality agreement or any other legal obligation which would either preclude or limit Executive from disclosing or using any of Executive’s ideas, inventions, discoveries or other information or otherwise fulfilling Executive’s obligations to Company. While employed by Company, Executive shall not disclose or use any confidential information belonging to another entity or other person.

6. Conflict of Interest and Duty of Loyalty. During Executive’s employment with Company, Executive shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that (i) is competitive with Company’s business; (ii) deprives or potentially could deprive Company of any business opportunity; (iii) conflicts or potentially could conflict with Company’s business interests; or (iv) is otherwise detrimental to Company, including but not limited to preparations to engage in any of the foregoing activities.

7. Restrictive Covenants. Executive agrees to, and covenants to comply with, each of the following separate and divisible restrictions:

(a) Definitions.

(1) “Competing Product” is defined as any implant, device, or medical product(s), service(s), instrument(s) or supplies that is or are the same as, related to, or similar to any product, process or service that Company is researching, developing, manufacturing, distributing, selling and/or providing at the time of Executive’s separation from employment with Company (including, but not limited to, any product or service Company’s Hip, Knee, Trauma, Extremities, Craniomaxillofacial, Thoracic, Biologics, Surgical, Sports Medicine, Microfixation, Bone Healing, Bone Cement, Orthopedic Diagnostic, Spine and/or Dental division is researching, developing, manufacturing, distributing, selling and/or providing at the time of Executive’s separation from employment with Company).

(2) “Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products. A Competing Organization is diversified if it operates multiple, independently operating business divisions, units, lines or segments some of which do not research, develop, manufacture, market, distribute and/or sell any Competing Products.

(3) “Prohibited Capacity” is defined as (a) any same or similar capacity to that held by Executive at any time during Executive’s last two (2) years of employment with Company; (b) any executive or managerial capacity; or (c) any capacity in which Executive’s knowledge of Confidential Information and/or Inventions would render Executive’s assistance to a Competing Organization a competitive advantage.

(4) “Restricted Geographic Area” is defined as all countries, territories, parishes, municipalities and states in which Company is doing business or is selling its products at the time of termination of Executive’s employment with Company, including but not limited to every parish and municipality in the state of Louisiana. Executive acknowledges that this geographic scope is reasonable given Executive’s position with Company, the international scope of Company’s business; and the fact that Executive could compete with Company from anywhere Company does business.

(5) “Restricted Period” is defined as the date Executive executes this Agreement, continuing for two (2) years after the Executive’s last day of employment with Company (i.e., up to and including the second anniversary date of Executive’s last day of employment with Company) unless otherwise extended by Executive’s breach of this Agreement. The running time on the Restricted Period shall be suspended during any period in which Executive is in violation of any of the restrictive covenants set forth herein, and all restrictions shall automatically be extended by the period Executive was in violation of any such restrictions.

(6) “Customer” is defined as any person or entity with respect to whom, as of the date of Executive’s separation from Company employment or at any time during the two years prior to such separation, Company sold or provided any products and/or services.

(7) “Active Prospect” is defined as any person or entity that Company individually and specifically marketed to and/or held discussions with regarding the distribution and/or sale of any of Company’s products, processes or services at any time during the last six (6) months of Executive’s employment with Company.

(b) Restrictive Covenants. During the Restricted Period, Executive agrees to be bound by each of the following independent and divisible restrictions:

(1) Covenant Not to Compete.

(A) Executive will not, within the Restricted Geographic Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity.

(B) Executive may be employed by, work for, consult with, provide services to, or lend assistance to a Competing Organization provided that: (i) the Competing Organization’s business is diversified; (ii) the part of the Competing Organization’s business with which Executive will be affiliated would not, evaluated on a stand-alone basis, be a Competing Organization; (iii) Executive’s affiliation with the Competing Organization does not involve any Competing Products; (iv) Executive provides Company a written description of Executive’s anticipated activities on behalf of the Competing Organization which includes, without limitation, an assurance satisfactory to Company that Executive’s affiliation with the Competing Organization does not constitute a Prohibited Capacity; and (v) Executive’s affiliation with the Competing Organization does not constitute a competitive disadvantage to Company.

(2) Covenant Not to Solicit Customers or Active Prospects. Executive will not, directly or indirectly, (i) provide, sell, or market; (ii) assist in the provision, selling or marketing of; or (iii) attempt to provide, sell or market any Competing Products to any of Company’s Customers or Active Prospects located in the Restricted Geographic Area.

(3) Covenant Not to Interfere With Business Relationships. Executive will not, within the Restricted Geographic Area, urge, induce or seek to induce any of Company’s independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person or entity with whom Company has a business relationship at the time of Executive’s separation from Company employment to terminate its or their relationship with, or representation of, Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, Company

(4) Covenant Not to Solicit Company Employees. Executive will not employ, solicit for employment, or advise any other person or entity to employ or solicit for employment, any individual employed by Company at the time of Executive’s separation from Company employment, or otherwise directly or indirectly induce or entice any such employee to leave his/her employment with Company.

(5) Covenant Not to Disparage Company. Executive will not make or publish any disparaging or derogatory statements about Company; about Company’s products, processes, or services; or about Company’s past, present and future officers, directors, employees, attorneys and agents. Disparaging or derogatory statements include, but are not limited to, negative statements regarding Company’s business or other practices; provided, however, nothing herein shall prohibit Executive from providing any information as may be compelled by law or legal process.

8. Reasonableness of Terms. Executive acknowledges and agrees that the restrictive covenants contained in this Agreement restrict Executive from engaging in activities for a competitive purpose and are reasonably necessary to protect Company’s legitimate interests in Confidential Information, Inventions, and goodwill. Additionally, Executive acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities and geographic area. Executive further acknowledges and agrees that the restrictive covenants set forth in this Agreement will not pose unreasonable hardship on Executive and that Executive will have a reasonable opportunity to earn an equivalent livelihood without violating any provision of this Agreement.

9. Severability, Modification of Restrictions. The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion or section of this Agreement is determined to be unenforceable or invalid for any reason, Company and Executive acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. If any particular covenant, provision or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, temporal duration, scope of prohibited activity, and/or scope of geographic area, Company and Executive acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed to have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The parties agree that any court interpreting the provisions of this Agreement shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable law.

10. Remedies. Executive acknowledges that a breach or threatened breach by Executive of this Agreement will give rise to irreparable injury to Company and that money damages will not be adequate relief for such injury. Accordingly, Executive agrees that Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available. In addition to all other relief to which it shall be entitled, Company shall be entitled to continue to enforce this Agreement and recover from Executive all litigation costs and attorneys’ fees incurred by Company in any action or proceeding relating to this Agreement in which Company prevails in any respect, including, but not limited to, any action or proceeding in which Company seeks enforcement of this Agreement or seeks relief from Executive’s violation of this Agreement.

11. Survival of Obligations. Executive acknowledges and agrees that Executive’s obligations under this Agreement, including, without limitation, Executive’s non-disclosure and non-competition obligations, shall survive the termination of Executive’s employment with Company, whether such termination is with or without cause and whether it is voluntary or involuntary. Executive acknowledges and agrees that nothing in this Agreement alters the at-will nature of Executive’s employment and that either Company or Executive may terminate the employment relationship at any time, with or without cause or notice. Executive further acknowledges and agrees that: (a) Executive’s non-disclosure, non-disparagement, non-solicitation and non-competition covenants set forth in Sections 2 and 7 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by Company shall be held sufficient to excuse or terminate Executive’s obligations or to preclude Company from obtaining injunctive relief or other remedies for Executive’s violation or threatened violation of such covenants, and (b) the existence of any claim or cause of action by Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to Company’s enforcement of Executive’s obligations under Sections 2 and 7 of this Agreement.

12. Governing Law and Choice of Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law rules to the contrary. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before the United States District Court for the Northern District of Indiana if jurisdiction permits, or otherwise before any appropriate state court located in Kosciusko County, Indiana. The parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts. Language translations aside, the English version shall govern.

13. Enforcement. The parties agree that Zimmer, Inc., Zimmer US, Inc. and/or any or each of their affiliates, parents, or direct or indirect subsidiaries (including but not limited to Biomet, Inc. and its direct or indirect subsidiaries), as well as any successor-in-interest to Zimmer, Inc., Zimmer US, Inc. and/or to any of their direct or indirect subsidiaries, affiliates, or parents are express and intended parties to and beneficiaries to this Agreement, with full rights to enforce this Agreement independently or in conjunction with each other.

14. Successors and Assigns. Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Executive. The services to be provided by Executive to Company are personal to Executive, and Executive shall not have the right to assign Executive’s duties under this Agreement.

15. Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Executive and a duly authorized officer of Company.

16. No Waiver. The failure of Company to insist in any one or more instances upon performance of any provision of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together will constitute one and the same agreement.

18. Entire Agreement. This Agreement, including Recitals, constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein.

Executive’s signature below indicates that Executive has read the entire Agreement, understands what Executive is signing, and is signing the Agreement voluntarily. Executive agrees that Company advised Executive to consult with an attorney prior to signing the Agreement.

“EXECUTIVE”

/s/ Bryan C. Hanson
Bryan C. Hanson

Date: December 18, 2017

“COMPANY”

By:	/s/ Bill P. Fisher
Bill P. Fisher
Senior Vice President, Global Human Resources

Date:	December 18, 2017